Exhibit 10.9

ASSET PURCHASE AGREEMENT

DATED: SEPTEMBER 9, 2013

BY AND BETWEEN

LIVEDEAL, INC., AS BUYER

AND

NOVALK APPS S.A.S., AS SELLER

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement ("Agreement") is dated as of September 9, 2013, by and between LiveDeal, Inc., a corporation organized under the laws of the State of Nevada ("Buyer") and Novalk Apps S.A.S., a corporation organized under the laws of the Country of Columbia ("Seller").

RECITALS

This Agreement is being entered into by Buyer based, in part, upon the truth and accuracy of the following factual Recitals, each of which shall be deemed to be additional representations and warranties by Seller:

A.	Buyer provides local customer acquisition services for small businesses. Buyer, through its two primary wholly-owned subsidiaries (Velocity Marketing Concepts, Inc. and Local Marketing Experts, Inc.), offers an affordable way for businesses to extend their marketing reach to local, relevant customers via the Internet with a focus on marketing solutions for mobile devices.

B.	Seller is a developer of software Buyer is currently using in connection with the Internet services Buyer offers to its customers. That software is referred to as the Customer Relationship Manager or CRM software and is defined below.

C.	Seller desires to sell the Purchased Assets (defined below), and Buyer desires to purchase the same upon the terms and conditions set forth herein; and

D.	The Boards of Directors of Seller and Buyer have each deemed it advisable and in the best interests of Seller and Buyer, respectively, to consummate this Agreement.

NOW, THEREFORE, in consideration of the above and the respective agreements hereinafter set forth, the parties to this Agreement agree as follows:

SECTION 1
DEFINITIONS

1.1    Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1:

"Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person.

"Authorization" means any authorization, approval, Consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

Asset Purchase Agreement

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"Business Day" means a day other than a Saturday, Sunday or other day on which banks located in San Diego, California are authorized or required by Law to close.

"Charter Documents" means, with respect to any entity, the certificate of incorporation, the articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

"Contract" means any agreement, contract, license, commitment, arrangement or understanding, written or oral, including any sales order or purchase order.

"Governmental Entity" means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof, and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

"Indebtedness" means any of the following: (i) any indebtedness for borrowed money; (ii) any obligations evidenced by bonds, debentures, notes or other similar instruments; (iii) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities, arising in the ordinary course of Seller’s Business; (iv) any obligations as lessee under leases; (v) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property; (vi) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, and; (vii) any guaranty of any of the foregoing.

"Knowledge of Seller” means, with respect to any fact or matter, the actual knowledge of the directors and executive officers of Seller and any other employee of Seller with a title of manager or above, together with such knowledge that such directors, executive officers or other Seller employees could be expected to discover after due investigation concerning the existence of the fact or matter in question.

"Law" means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation and any other binding requirement or determination of any Governmental Entity.

"Lien" means, with respect to any o Purchased Asset, any lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such asset.

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"Order" means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

"Person" means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any other entity or body.

"$" means United States dollars.

SECTION 2
PURCHASE AND SALE

2.1 Purchase and Sale of the Purchased Assets. Upon the terms, and subject to the conditions of this Agreement, on the Closing Date, Seller shall sell, convey, assign, deliver and transfer to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of Liens the "Purchased Assets." The Purchased Assets consist of the following assets and rights: (i) Source Code for the Velocity Local Customer Relationship Manager software; (ii) the set-up and configuration of this software and the initial database already in possession of Buyer. The Purchased Assets are more particularly described in the CRM-VelocityLocal Technical Documentation attached to this Agreement as Exhibit 1.

2.2 Purchase Price. Buyer shall cause to be issued to Seller 200,000 shares of Buyer’s restricted common stock ("Shares"), with a cost basis of the closing price of the Shares on NASDAQ on September 9, 2013, or $4.97 per Share. The parties acknowledge and agree that the Shares are being assigned an aggregate value of $994,000 for purposes of this Agreement.

SECTION 3
CLOSING

3.1 Closing Date. The closing of the sale of the Purchased Assets ("Closing") shall take place at the offices of Buyer, at 12520 High Bluff Drive, Suite 145, San Diego, California at 10:00 a.m. on a date to be specified by the parties. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

3.2 Deliveries by Seller at the Closing. At the Closing, Seller shall deliver to Buyer the following:

(a) a Bill of Sale in a form satisfactory to Buyer and duly executed by Seller;

(b) an Assignment and Assumption Agreement in a form satisfactory to Buyer and duly executed by Seller and Buyer;

(c) one or more Intellectual Property Assignments each in a form satisfactory to Buyer and duly executed by Seller (to the extent that the Purchased Assets include any patents, trademarks, copyrights, domain names and/or registrations for the same); and

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(d) such other good and sufficient instruments of transfer as Buyer reasonably deems necessary and appropriate to vest in Buyer all right, title and interest in, to and under the Purchased Assets.

SECTION 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer, as of the date hereof and as of the Closing Date, that the statements contained in this Section 4 are true and correct.

4.1 Organization and Good Standing. Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, has all requisite power to own its properties and to carry on Seller’s Business, as formerly conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it conducts any business. Seller is not in default under its Charter Documents.

4.2 Authority and Enforceability.

(a) Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller. Seller has duly executed and delivered this Agreement to Buyer. This Agreement constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms.

(b) Seller has the requisite power and authority to enter into the Agreement to which it is, or specified to be, a party and to consummate the transactions contemplated thereby. The execution and delivery by Seller of the Agreement has been duly authorized by all necessary corporate action on the part of Seller. Prior to the Closing, Seller will have duly executed and delivered the Agreement to Buyer which will constitute valid and binding obligations on Seller, enforceable against it in accordance with its terms. The Agreement will effectively vest in Buyer good, valid and marketable title to the Purchased Assets free and clear of all Liens.

4.3 No Conflicts; Consents. The execution and delivery of this Agreement by Seller do not, and the execution and delivery of the Agreement will not, directly or indirectly: (i) violate the provisions of any of the Charter Documents of Seller; (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights under any Contract (A) to which Seller is a party, (B) of which Seller is a beneficiary, or (C) by which Seller or any of its respective assets is bound; (iii) violate or conflict with any Law, Authorization or Order applicable to Seller, or give any Governmental Entity or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy, obtain any relief under or revoke or otherwise modify any rights held under, any such Law, Authorization or Order; or (iv) result in the creation of any Liens upon any of the Purchased Assets.

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4.4 Compliance with Law.

(a) Seller has created and developed the Purchased Assets in compliance with all applicable Laws.

(b) Seller has not received notice regarding any violation of any applicable Law with respect to the Purchased Assets.

4.5 Business Authorizations.

(a) Seller owns all Authorizations which are necessary for it to sell the Purchased Assets, free and clear of all Liens ("Business Authorizations"). Such Business Authorizations, if any, are valid and in full force and effect.

(b) No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice) may result in a violation of, conflict with, failure on the part of Seller to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization. Seller has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of any Business Authorization. Seller is not in default, nor has Seller received notice of any claim of default, with respect to any Business Authorization.

4.6 Title to Purchased Assets. With respect to the Purchased Assets that it purports to own, Seller has good and transferable title to the Purchased Assets, free and clear of all Liens.

4.7 Intellectual Property.

(a) As used in this Agreement, "Intellectual Property" means: (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, methods, processes, technology, ideas, know-how, codes, product road maps and other proprietary information and materials ("Proprietary Information"); (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith; (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright; (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, "Software"); and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) of this Section 4.7 in any country of the world ("Intellectual Property Rights"), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs ("Patents"), all registered and unregistered copyrights in both published and unpublished works ("Copyrights"), all trademarks, service marks and other proprietary indicia (whether or not registered) ("Marks"), trade secret rights, mask works, moral rights or other literary property or authors rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

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(b) All Intellectual Property that is owned by Seller and related to the Purchased Assets (whether exclusively, jointly with another Person or otherwise) ("Seller Owned Intellectual Property") will be identified and sold pursuant to this Agreement.

(c) There are no licenses, sublicenses and other agreements ("In-Bound Licenses") pursuant to which a third party authorizes Seller to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property related to the Purchased Assets owned by a third party, including the incorporation of any such Intellectual Property into the Purchased Assets and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive.

(d) There are no licenses, sublicenses and other agreements ("Out-Bound Licenses") pursuant to which Seller authorizes a third party to use, practice any rights under or grant sublicenses with respect to, any Seller Owned Intellectual Property or pursuant to which Seller grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive.

(e) There are no registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are owned by Seller and related to the Purchased Assets ("Seller Registered Items"). To the extent they exist, Seller Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Items. There are no actions that must be taken by Buyer with respect to the Seller Registered Items after the date of this Agreement, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Seller Registered Item. To the extent they exist, all Seller Registered Items are in good standing, held in compliance with all applicable legal requirements and enforceable by Seller. Any Patent related to the Purchased Assets that has been issued to Seller is valid.

(f) Seller is not aware of any challenges (or any basis therefor) with respect to the validity or enforceability of any Seller Owned Intellectual Property. Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Seller Owned Intellectual Property. Seller has not abandoned, cancelled, forfeited or relinquished any Seller Registered Items during the twelve months prior to the date of this Agreement.

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(g) None of the Purchased Assets has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. The Purchased Assets have not infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. Seller has not received any communication from any Person alleging that Seller has violated any Intellectual Property Rights of a third party nor, to the Knowledge of Seller, is there any basis therefor. No Action has been instituted or, to the Knowledge of Seller, threatened, relating to any Intellectual Property related to the Purchased Assets, and none of the Seller Intellectual Property is subject to any outstanding Order. To the Knowledge of Seller, no Person has infringed or is infringing any Intellectual Property Rights related to or has otherwise misappropriated or is otherwise misappropriating any Seller Intellectual Property.

(h) With respect to the Proprietary Information related to the Purchased Assets, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. Seller has taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information related to the Purchased Assets.

(i) The execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of, or give rise to any right of any third party to terminate or re-price or otherwise renegotiate any of Seller's rights to own any of its Intellectual Property or its respective rights under any Out-Bound License or In-Bound License, nor require the Consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

4.8 Customer Relationship Manager Software.

(a) The software owned, or purported to be owned, by Seller and related to the Purchased Assets (collectively, "Seller Owned Software”), was either: (i) developed by employees of Seller within the scope of their employment; (ii) developed by independent contractors who have assigned all of their right, title and interest therein to Seller pursuant to written agreements; or (iii) otherwise acquired by Seller from a third party pursuant to a written agreement in which such third party assigns all of its right, title and interest therein to Seller. None of Seller Owned Software contains any programming code, documentation or other materials or development environments that embody Intellectual Property Rights of any person other than Seller, except for such materials obtained by Seller from other Persons who make such materials generally available to all interested Buyers or end-users on standard commercial terms.

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(b) To the Knowledge of Seller, the Seller Owned Software is free of all viruses, worms, Trojan horses and material known contaminants and does not contain any bugs, errors, or problems that would substantially disrupt its operation or have a substantial adverse impact on the operation of the Seller Owned Software.

(c) Seller has taken all actions customary in the software industry to document the Seller Owned Software and its operation, such that the materials comprising the Seller Owned Software, including the source code and documentation, have been written in a clear and professional manner so that they may be understood, modified and maintained in an efficient manner by reasonably competent programmers.

(d) Seller has not exported or transmitted the Seller Owned Software to any country to which such export or transmission is restricted by any applicable Law, without first having obtained all necessary and appropriate Authorizations.

(e) Seller Owned Software is free of any disabling codes or instructions ("Disabling Code”) and any virus or other intentionally created, undocumented contaminant ("Contaminant”) that may, or may be used to, access, modify, delete, damage or disable any computer system or that may result in damage thereto. Seller has taken reasonable steps and implemented reasonable procedures to ensure that its and its internal computer systems used in connection with Seller Owned Software are free from Disabling Codes and Contaminants.

(f) No Public Software (i) forms part of any Seller Owned Software. "Public Software" means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU's General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; and (vi) Apache License.

4.9 Litigation.

(a) There is no action, lawsuit or proceeding, claim, arbitration, litigation or investigation (each, an "Action"), in each case related to the Purchased Assets: (i) pending or, to Seller's Knowledge, threatened against or affecting Seller; or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

(b) There is no unsatisfied judgment, penalty or award, in each case Related to Seller’s Business, against or affecting Seller or any of its respective assets, properties or rights.

4.10 Brokers or Finders. Seller represents that no agent, broker, investment banker or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement.

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4.11 Completeness of Disclosure. No representation or warranty by Seller in this Agreement or in connection with the negotiation, execution or performance of this Agreement contains, or will at the Closing contain, any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. There are no facts or circumstances of which Seller is aware that have had, or could be expected to have, individually, or in the aggregate, an adverse effect on the Purchased Assets.

4.12 Investment Representations.

(a) Seller recognizes that the purchase of the Shares entails elements of risk in that (i) it may not be able to readily liquidate its investment; (ii) transferability will be restricted; (iii) Buyer is not assured of maintaining its listing on the NASDAQ Capital Market; and (iv) in the event of a disposition, it could sustain the loss of its entire investment.

(b) Seller acknowledges that it has prior investment experience such that it is able to evaluate the merits and risks of an investment in Buyer; that it recognizes the speculative nature of this investment; and that it is able to bear the economic risk it hereby assumes. All reports, schedules, forms, statements, and other documents required to be filed by Buyer with the United States Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated under each, including pursuant to Section 13(a) or 15(d) thereof, as well as all amendments to such filings and reports and all exhibits and documents incorporated by reference therein or attached thereto, that have been filed as of the Closing are collectively referred to as the "Disclosure Reports." Seller acknowledges that it or its representative(s) have read the Disclosure Reports available as of the Closing. Seller also acknowledges that it and its representative(s) have been afforded the opportunity to make, and has made, all inquiries as it and its representatives deemed appropriate with respect to Buyer’s affairs and prospects.

(c) Seller hereby acknowledges that (i) the sale and issuance of the Shares have not been approved by the NASDAQ or registered with the SEC by reason of Buyer’s intention that the offer and sale of the Shares be a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) thereof; (ii) the issuance of the Shares has not been qualified under any state securities laws on the grounds that the sale of the Shares contemplated hereby are exempt therefrom; and (iii) the foregoing exemptions are predicated on Seller’s representations set forth herein. Seller represents that the Shares are being purchased for its own account, for investment and not with a view to, or for resale in connection with, any distribution or public offering thereof, within the meaning of the Securities Act or applicable state securities laws. Seller understands that the Shares, upon their transfer, will not be registered under the Securities Act and may be required to be held indefinitely unless they are subsequently registered under the Securities Act, or an exemption from such registration is available.

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(d) Seller represents that it is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(e) Unless the resale of the Shares is subsequently registered with the SEC, the Seller acknowledges that the certificate representing the Shares shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND COMPLIANCE WITH SUCH STATE SECURITIES LAWS, (II) IN COMPLIANCE WITH RULE 144 UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS, OR (III) UPON THE DELIVERY TO LIVEDEAL, INC. (THE “COMPANY”) OF AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/ OR COMPLIANCE IS NOT REQUIRED.”

SECTION 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that each statement contained in this Section 5 is true and correct as of the date of this Agreement.

5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted,

5.2 Authority and Enforceability. Buyer has the requisite corporate power and authority to enter into this Agreement and to consummate the transaction contemplated hereby and thereby. The execution and delivery of this Agreement, and the consummation of the transaction contemplated hereby and thereby, has been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by Seller, constitutes the valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms,

5.3 Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer which challenges or seeks to enjoin, alter or materially delay the consummation of the transaction contemplated by this Agreement.

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SECTION 6

COVENANTS OF SELLER

6.1 Access to Information; Investigation. Seller shall afford to Buyer’s officers, directors, employees, accountants, counsel, consultants, advisors and agents ("Representatives") free and full access to and the right to inspect the Purchased Assets and shall permit them to consult with the officers, employees, accountants, counsel and agents of Seller for the purpose of making such investigation of the Purchased Assets as Buyer shall desire to make.

6.2 Confidentiality. From and after the Closing Date, Seller will hold in confidence any and all information, whether written or oral, concerning the Purchased Assets, except to the extent that Seller can show that such information: (i) is in the public domain through no fault of Seller; or (ii) is lawfully acquired by Seller after the Closing Date from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information that Seller is advised by its counsel in writing is legally required to be disclosed; provided, however, that Seller shall exercise its reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. Seller shall enforce for the benefit of Buyer all confidentiality, assignment of inventions and similar agreements between Seller and any other party relating to the Purchased Assets.

6.3 Release of Liens. Prior to the Closing Date, Seller shall cause to be released all Liens in and upon any of the Purchased Assets.

6.4 Consents. Seller shall obtain all Consents contemplated by this Agreement so as to preserve all rights of, and benefits to, Buyer.

6.5 Notification of Certain Matters. Seller shall give prompt notice to Buyer of: (i) any fact, event or circumstance known to it that individually or taken together with all other facts, events and circumstances known to it, has had or could have, individually or in the aggregate, a material adverse effect on the Purchased Assets or would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein; (ii) the failure of any condition precedent to Buyer's obligations hereunder; (iii) any notice or other communication from any third party alleging that the Consent of such third party is or may be required in connection with the consummation of the transactions contemplated by this Agreement; (iv) any notice or other communication from any Governmental Entity in connection with the consummation of the transactions contemplated by this Agreement; or (v) the commencement of any Action that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.9.

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6.6 Retention of Shares. Seller covenants and agrees that, during the period beginning on the Closing Date and ending six months after the Closing Date, Seller will not, directly or indirectly, (a) offer, sell, offer to sell, contract to sell, hedge, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or sell (or announce any offer, sale, offer of sale, contract of sale, hedge, pledge, sale of any option or contract to purchase, purchase of any option or contract of sale, grant of any option, right or warrant to purchase or other sale or disposition), or otherwise transfer or dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future), the Shares purchased by Seller, or (b) enter into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any Shares, whether any such swap or transaction described in clause (a) or (b) above is to be settled by delivery of any Share.

SECTION 7
COVENANTS OF BUYER AND SELLER

7.1 Public Announcements. Seller shall not issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement, without the prior written Consent of Buyer.

7.2 Taxes.

(a) Seller shall pay all federal, state and local sales, documentary and other transfer taxes, if any, due as a result of the purchase, sale or transfer of the Purchased Assets in accordance herewith, whether imposed by Law on Seller or Buyer;

(b) All personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period that includes (but does not end on) the Closing Date shall be apportioned between Seller and Buyer as of the Closing Date, based on the number of days of such taxable period included in the period ending with and including the Closing Date (with respect to any such taxable period, the "Pre-Closing Tax Period"), and the number of days of such taxable period beginning after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such Taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Period. If bills for such taxes have not been issued as of the Closing Date, and if the amount of such taxes for the period including the Closing Date is not then known, the apportionment of such taxes shall be made at Closing on the basis of the prior period's taxes. After Closing, upon receipt of bills for the period including the Closing Date, adjustments to the apportionment shall be made by the parties, so that if either party paid more than its proper share at the Closing, the other party shall promptly reimburse such party for the excess amount (“Excess Amount”) paid by them.

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(c) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Purchased Assets as is reasonably necessary for the filing of all tax returns. the making of any election relating to taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any Action relating to any tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it.

7.5 Further Assurances. Buyer and Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, Buyer and Seller shall each use its respective reasonable best efforts to: (i) take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; and (ii) obtain in a timely manner all Consents and Authorizations and effect all necessary registrations and filings. From time to time after the Closing, at Buyer's request, Seller shall execute, acknowledge and deliver to Buyer such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications and further assurances as Buyer may reasonably require in order to vest more effectively in Buyer, or to put Buyer more fully in possession of, any of the Purchased Assets.

SECTION 8
RESERVED

SECTION 9
INDEMNIFICATION

9.1 Survival.

(a) All representations and warranties contained in this Agreement or other document delivered pursuant to this Agreement shall survive the Closing for a period of five years.

(b) The covenants and agreements which by their terms do not contemplate performance after the Closing shall survive the Closing for a period of two years.

(c) The period for which a representation or warranty, covenant or agreement survives the Closing is referred to herein as the "Applicable Survival Period." In the event notice of claim for indemnification under Section 9.2 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. Seller shall indemnify Buyer for all Losses (subject to the limitations set forth herein, if applicable) that Buyer may incur in respect of such claim, regardless of when incurred.

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9.2 Indemnification by Seller.

(a) Seller shall indemnify and defend Buyer and its Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns ("Buyer Indemnities") against, and shall hold them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Section 9.2) (collectively, "Losses") resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

(i) the failure of any representation and warranty or other statement by Seller contained in this Agreement to be true and correct in all respects as of the date of this Agreement and as of the Closing Date;

(ii) any breach of any covenant or agreement of Seller contained in this Agreement or other document furnished or to be furnished to Buyer in connection with the transaction contemplated by this Agreement; and

(iii) any notice of the assertion of any claim or the commencement of an Action by a third party related to the Purchased Assets.

(b) Any and all Losses hereunder shall bear interest from the date incurred until paid at the rate of 10% per annum or the maximum permitted by California Law, whichever is greater; provided, however, such interest shall in no event be more than permitted by Law.

9.3 Effect of Investigation. Buyer's right to indemnification or other remedy based on the representations, warranties, covenants and agreements of Seller contained herein will not be affected by any investigation conducted by Buyer with respect to, or any knowledge acquired by Buyer at any time, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement.

9.4 Cumulative Remedies. The rights and remedies provided in this Section 9 are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

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SECTION 10
MISCELLANEOUS

10.1 Notice. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given: (i) on the date established by the sender as having been delivered personally; (ii) on the date delivered by a private courier as established by the sender by evidence obtained from the courier; (iii) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next business day; or (iv) on the 5th day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

LiveDeal, Inc.

12520 High Bluff Drive

Suite 145

San Diego, California 92130

Attn: Jon Isaac

Facsimile: (858) 259-666

Email: jisaac@livedeal.com

If to Seller, to:

Novalk Apps S.A.S

Carrera 44 84-42

Barranquilla

Atlantico, Colombia

Attn: Juan Yunis

Facsimile: None

Email: juanyunis@juanyunis.com

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

10.2 Amendments and Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

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(c) To the maximum extent permitted by Law: (i) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given; and (ii) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.

10.3 Expenses. Each party shall bear his or its own costs and expenses in connection with this Agreement and the transaction contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transaction contemplated by this Agreement are consummated.

10.4 Successors and Assigns. This Agreement may not be assigned by either party hereto without the prior written Consent of the other party; provided, however, that, without such consent, Buyer may transfer or assign this Agreement, in whole or in part or from time to time, to one or more of its Affiliates, but no such transfer or assignment will relieve Buyer of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and assigns.

10.5 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of California, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of California.

10.6 Dispute Resolution. Any dispute among the parties hereto shall be resolved in accordance with the dispute resolution provisions of this Section 10.6.

(a) The parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement, the breach, termination or validity thereof, or the transactions contemplated herein promptly by negotiation between representatives who have authority to settle the controversy. Any party may give the others written notice that a dispute exists ("Notice of Dispute"). The Notice of Dispute shall include a statement of such party's position. Within 20 Business Days of the delivery of the Notice of Dispute, representatives of the parties shall meet at a mutually acceptable time and place, and thereafter as long as they both reasonably deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter has not been resolved within 45 days of the disputing party's Notice of Dispute, or if the parties fail to meet within 20 days thereof, any party may initiate arbitration of the controversy or claim as provided hereinafter. If a negotiator intends to be accompanied at a meeting by an attorney, the other negotiator shall be given at least 3 Business Days' notice of such intention and may also be accompanied by an attorney. All compromise and settlement negotiations for purposes of the Federal and California Rules of Evidence shall be inadmissible in any subsequent arbitration or litigation between the parties.

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(b) Any controversy or claim arising out of or relating to this Agreement, the breach, termination, or validity thereof, or the transactions contemplated herein, if not settled by negotiation as provided in Section 10.6(a), shall be settled by binding arbitration in San Diego, California, in accordance with the California Code of Civil Procedure. The arbitrator shall be selected by mutual agreement of the parties within 20 days following the initiation of arbitration hereunder, or, absent such agreement, by appointment by petition the appointment of the San Diego Superior Court. The arbitration procedure shall be governed by the California Code of Civil Procedure section 1280 et. seq. and the award rendered by the arbitrator shall be final and binding on the parties and may be entered in any court having jurisdiction thereof.

(c) Each party shall have discovery rights as provided by the California Code of Civil Procedure Section 1283.05 et. seq.; provided, however, that all such discovery shall be commenced and concluded within 90 days after the selection or appointment of the arbitrator. It is the intent of the parties that any arbitration shall be concluded as quickly as reasonably practicable. Unless the parties otherwise agree, once commenced, the hearing on the disputed matters shall be held four days a week until concluded, with each hearing date to begin at 9:00 a.m. and to conclude at 5:00 p.m. The arbitrator shall use all reasonable efforts to issue the final award or awards within a period of 5 Business Days after closure of the proceedings. Failure of the arbitrator to meet the time limits of this Section l0.6 shall not be a basis for challenging the award.

(d) Each party shall share equally the fees and expenses of the arbitrator. In the event the arbitrator determines that one party prevailed over the other party in the arbitration proceeding, the arbitrator shall instruct the non-prevailing party to pay the reasonable attorneys’ fees and expenses of the prevailing party, in the amount determined by the arbitrator.

10.7 Counterparts. This Agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. The parties agree that the delivery of this Agreement and any other agreements and documents at the Closing, may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

10.8 Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; except that in the case of Section 9 hereof, the Buyer Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended third party beneficiaries of such sections and shall have the right to enforce such sections in their own names.

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10.9 Entire Agreement. This Agreement and the other documents, instruments and agreements specifically referred to in this Agreement, or delivered pursuant hereto or thereto, set forth the entire understanding of the parties hereto with respect to the transactions contemplated by this Agreement. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for any Confidentiality Agreement between the parties which shall continue in full force and effect in accordance with its terms.

10.10 Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.11 Interpretation. The parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof and thereof.

*****

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IN WITNESS WHEREOF, the parties have hereunto set their hands as of the day and year first above written.

LiveDeal, Inc.

By: /s/ Jon Isaac

Name: Jon Isaac

Title: President and Chief Executive Officer

Novalk Apps S.A.S

By: /s/ Juan Yunis

Name: Juan Yunis

Title: Chief Executive Officer and President

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Exhibit 1

CRM-VelocityLocal Technical Documentation

Change Control:

Section 1 Version:	Section 2 Date:	Section 3 Updated By:	Section 4 Notes:
Section 5 1.0	Section 6 2013-08-28	Section 7 Juan C. Yunis	Section 8 Initial
Section 9	Section 10	Section 11	Section 12

CRM-VelocityLocal Infrastructure

(a)    Servers:

CRM-VelocityLocal’s production system consists of 2 server instances deployed with Linode:

1.	Application - runs a HTTP server to handle the CRM-VelocityLocal application website and application packaging logic. Technical characteristics:
a.	RAM: 4GB,
b.	vCPUs: 8,
c.	Disk space: 192GB,
d.	Public Network: 100Mbps,
e.	Internal Network: 100Mbps.

2.	Database (DB) - runs database and manage system backups. Technical characteristics:
a.	RAM: 8GB,
b.	vCPUs: 8,
c.	Disk space: 384GB,
d.	Public Network: 100Mbps,
e.	Internal Network: 100Mbps.

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Scaling Procedures:

The first phase of scaling the “DB” servers stack can be performed by separating read and write operations with special read-only replicas.

The second phase requires database sharding with an additional software effort.

CRM-VelocityLocal Software

(b)  System Requirements:

System level packages and software:

1.	Ubuntu 10.04 LTS
2.	Python 2.7.3
3.	Supervisord 3.0a12
4.	Nginx 1.2.3
5.	PostgreSQL 9.1.3
6.	RabbitMQ 3.1.5

All requirements for python packages can be found in source code in $PROJECT_ROOT/requirements.txt file and can be installed using pip util.

(c)    Source Code Distribution:

The source code for the CRM-VelocityLocal project is distributed with Bitbucket web-wrapper for git repos. Below is a full list of Bitbucket projects:

●	https://bitbucket.org/juanyunis/velocitylocalcrm/ - source code for application HTTP server

(d)   3rd-party code

Below is a list of open-source dependencies used for application server development:

1.	Python - programming language (http://www.python.org/), licensed under PSF (http://docs.python.org/license.html, see Attachment A).
2.	Django - WSGI compatible web-framework.
3.	PIL (Python Imaging Library) - library that adds image processing capabilities to Python (http://www.pythonware.com/products/pil/), licensed under http://www.pythonware.com/products/pil/license.htm (Attachment B).
4.	Werkzeug - the Python WSGI utility library (http://werkzeug.pocoo.org/), licensed under https://github.com/mitsuhiko/werkzeug/blob/master/LICENSE (Attachment D).

Below is a list of open-source dependencies used for mobile application development:

1.	jQuery - JS library that simplifies HTML document traversing, event handling, animating, and Ajax interactions for rapid web development (http://jquery.com/), licensed under MIT (https://github.com/jquery/jquery/blob/master/MIT-LICENSE.txt, see Attachment C).

2.	jQuery Mobile - touch-optimised web framework (http://jquerymobile.com/), licensed under MIT (Attachment C).

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Attachment A: PSF license agreement for Python 2.7.3

1.	This LICENSE AGREEMENT is between the Python Software Foundation (“PSF”), and the Individual or Organization (“Licensee”) accessing and otherwise using Python 2.7.3 software in source or binary form and its associated documentation.
2.	Subject to the terms and conditions of this License Agreement, PSF hereby grants Licensee a nonexclusive, royalty-free, world-wide license to reproduce, analyze, test, perform and/or display publicly, prepare derivative works, distribute, and otherwise use Python 2.7.3 alone or in any derivative version, provided, however, that PSF’s License Agreement and PSF’s notice of copyright, i.e., “Copyright © 2001-2012 Python Software Foundation; All Rights Reserved” are retained in Python 2.7.3 alone or in any derivative version prepared by Licensee.
3.	In the event Licensee prepares a derivative work that is based on or incorporates Python 2.7.3 or any part thereof, and wants to make the derivative work available to others as provided herein, then Licensee hereby agrees to include in any such work a brief summary of the changes made to Python 2.7.3.
4.	PSF is making Python 2.7.3 available to Licensee on an “AS IS” basis. PSF MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED. BY WAY OF EXAMPLE, BUT NOT LIMITATION, PSF MAKES NO AND DISCLAIMS ANY REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THAT THE USE OF PYTHON 2.7.3 WILL NOT INFRINGE ANY THIRD PARTY RIGHTS.
5.	PSF SHALL NOT BE LIABLE TO LICENSEE OR ANY OTHER USERS OF PYTHON 2.7.3 FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OR LOSS AS A RESULT OF MODIFYING, DISTRIBUTING, OR OTHERWISE USING PYTHON 2.7.3, OR ANY DERIVATIVE THEREOF, EVEN IF ADVISED OF THE POSSIBILITY THEREOF.
6.	This License Agreement will automatically terminate upon a material breach of its terms and conditions.
7.	Nothing in this License Agreement shall be deemed to create any relationship of agency, partnership, or joint venture between PSF and Licensee. This License Agreement does not grant permission to use PSF trademarks or trade name in a trademark sense to endorse or promote products or services of Licensee, or any third party.
8.	By copying, installing or otherwise using Python 2.7.3, Licensee agrees to be bound by the terms and conditions of this License Agreement.

Original text: http://docs.python.org/license.html

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Attachment B: PIL Software License

The Python Imaging Library (PIL) is

Copyright © 1997-2011 by Secret Labs AB

Copyright © 1995-2011 by Fredrik Lundh

By obtaining, using, and/or copying this software and/or its associated documentation, you agree that you have read, understood, and will comply with the following terms and conditions:

Permission to use, copy, modify, and distribute this software and its associated documentation for any purpose and without fee is hereby granted, provided that the above copyright notice appears in all copies, and that both that copyright notice and this permission notice appear in supporting documentation, and that the name of Secret Labs AB or the author not be used in advertising or publicity pertaining to distribution of the software without specific, written prior permission.

SECRET LABS AB AND THE AUTHOR DISCLAIMS ALL WARRANTIES WITH REGARD TO THIS SOFTWARE, INCLUDING ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS. IN NO EVENT SHALL SECRET LABS AB OR THE AUTHOR BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES WHATSOEVER RESULTING FROM LOSS OF USE, DATA OR PROFITS, WHETHER IN AN ACTION OF CONTRACT, NEGLIGENCE OR OTHER TORTIOUS ACTION, ARISING OUT OF OR IN CONNECTION WITH THE USE OR PERFORMANCE OF THIS SOFTWARE.

Original text: http://www.pythonware.com/products/pil/license.htm

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Attachment C: The MIT License

Copyright (c) <year> <copyright holders>

Permission is hereby granted, free of charge, to any person obtaining a copy of this software and associated documentation files (the "Software"), to deal in the Software without restriction, including without limitation the rights to use, copy, modify, merge, publish, distribute, sublicense, and/or sell copies of the Software, and to permit persons to whom the Software is furnished to do so, subject to the following conditions:

The above copyright notice and this permission notice shall be included in all copies or substantial portions of the Software.

THE SOFTWARE IS PROVIDED "AS IS", WITHOUT WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT. IN NO EVENT SHALL THE AUTHORS OR COPYRIGHT HOLDERS BE LIABLE FOR ANY CLAIM, DAMAGES OR OTHER LIABILITY, WHETHER IN AN ACTION OF CONTRACT, TORT OR OTHERWISE, ARISING FROM, OUT OF OR IN CONNECTION WITH THE SOFTWARE OR THE USE OR OTHER DEALINGS IN THE SOFTWARE.

Original text: http://opensource.org/licenses/mit-license.php

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Attachment D: Werkzeug License

Copyright (c) 2011 by the Werkzeug Team, see AUTHORS for more details.

Redistribution and use in source and binary forms, with or without modification, are permitted provided that the following conditions are met:

●	Redistributions of source code must retain the above copyright notice, this list of conditions and the following disclaimer.
●	Redistributions in binary form must reproduce the above copyright notice, this list of conditions and the following disclaimer in the documentation and/or other materials provided with the distribution.
●	The names of the contributors may not be used to endorse or promote products derived from this software without specific prior written permission.

THIS SOFTWARE IS PROVIDED BY THE COPYRIGHT HOLDERS AND CONTRIBUTORS"AS IS" AND ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOTLIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FORA PARTICULAR PURPOSE ARE DISCLAIMED. IN NO EVENT SHALL THE COPYRIGHTOWNER OR CONTRIBUTORS BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL,SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOTLIMITED TO, PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; LOSS OF USE,DATA, OR PROFITS; OR BUSINESS INTERRUPTION) HOWEVER CAUSED AND ON ANYTHEORY OF LIABILITY, WHETHER IN CONTRACT, STRICT LIABILITY, OR TORT(INCLUDING NEGLIGENCE OR OTHERWISE) ARISING IN ANY WAY OUT OF THE USEOF THIS SOFTWARE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Original text: https://github.com/mitsuhiko/werkzeug/blob/master/LICENSE

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Attachment E: BSD

Copyright (c) <year>, <copyright holder>

All rights reserved.

Redistribution and use in source and binary forms, with or without modification, are permitted provided that the following conditions are met:

1.	Redistributions of source code must retain the above copyright notice, this list of conditions and the following disclaimer.
2.	Redistributions in binary form must reproduce the above copyright notice, this list of conditions and the following disclaimer in the documentation and/or other materials provided with the distribution.
3.	All advertising materials mentioning features or use of this software must display the following acknowledgement: This product includes software developed by the <organization>.
4.	Neither the name of the <organization> nor the names of its contributors may be used to endorse or promote products derived from this software without specific prior written permission.

THIS SOFTWARE IS PROVIDED BY <COPYRIGHT HOLDER> ''AS IS'' AND ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE DISCLAIMED. IN NO EVENT SHALL <COPYRIGHT HOLDER> BE LIABLE FOR ANY DIRECT, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, OR CONSEQUENTIAL DAMAGES (INCLUDING, BUT NOT LIMITED TO, PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES; LOSS OF USE, DATA, OR PROFITS; OR BUSINESS INTERRUPTION) HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, STRICT LIABILITY, OR TORT (INCLUDING NEGLIGENCE OR OTHERWISE) ARISING IN ANY WAY OUT OF THE USE OF THIS SOFTWARE, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

Original BSD license definition: http://www.linfo.org/bsdlicense.html

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